                              SUBJECT TO COMPLETION

    As filed with the Securities and Exchange Commission on December 21, 1998

                                                    Registration No. 333-68141

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                                 PC QUOTE, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                          6200                            36-3131704
(State or other jurisdiction of   (Primary Standard Industrial   (I.R.S Employer Identification No.)
incorporation or organization)    Classification Code Number)


                        300 South Wacker Drive, Suite 300
                             Chicago, Illinois 60606
                                 (312) 913-2800

     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Jim R. Porter
                             Chief Executive Officer
                                 PC Quote, Inc.
                        300 South Wacker Drive, Suite 300
                             Chicago, Illinois 60606
                                 (312) 913-2800

     (Name, address, including zip code, and telephone number, including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

     PC Quote hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the securities and exchange commission, acting pursuant to said Section 8(a), may determine.

                 Subject To Completion, Dated December 21, 1998

Prospectus

                                 PC Quote, Inc.

                 118,000 Shares Of Common Stock, $.001 Par Value

                                -----------------

     These shares may be offered and sold from time to time by two of PC Quote's shareholders, Wildman, Harrold, Allen & Dixon and High Ridge Partners. They will receive all of the proceeds from the sale of the shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. We will pay the expenses of registration of the sale of the shares, including certain legal and accounting fees.

     Our common stock is traded on the American Stock Exchange under the symbol "PQT." On December 18, 1998, the last reported sale price of the common stock on the American Stock Exchange was $1.6875 per share.

     Beginning on page 5, we have listed several "RISK FACTORS" which you should consider. You should read the entire prospectus carefully before you make your investment decision.

                                -----------------

     The SEC and state regulatory authorities have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                -----------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the SEC. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                               The date of this prospectus is December __, 1998.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of PC Quote common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.


                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly, and current reports, proxy statements, and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov where certain information regarding issuers, including PC Quote, may be found. This prospectus is part of a registration statement that we filed with the SEC, registration no. 333-68141. The registration statement contains more information than this prospectus regarding PC Quote and its common stock, including certain exhibits and schedules. You can get a copy of the registration statement from the SEC at the address listed above or from its Internet site. In addition, our common stock is listed on the American
Stock Exchange, and reports, proxy statements and other information concerning our company can also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

                                  RISK FACTORS

     You should consider carefully the following risk factors, along with the other information contained or incorporated by reference in this prospectus, in deciding whether to invest in our securities. These factors, among others, may cause actual results, events or performance to differ materially from those expressed in any forward-looking statements we made in this prospectus.


     WE HAVE EXPERIENCED RECENT OPERATING LOSSES. We incurred a loss of approximately $5.16 million for the nine months ended September 30, 1998, and as of September 30, 1998, we had an accumulated deficit of approximately $25.25 million and deficit working capital of approximately $10.44 million. These conditions raise substantial doubt about:

     -    our ability to continue as a going concern

     -    our ability to operate profitably in the future.

     WE REQUIRE ADDITIONAL FINANCING TO MEET OUR CAPITAL REQUIREMENTS. Our existing capital resources are not sufficient for us to meet our working capital, capital expenditures and debt services through the end of 1998. We have explored multiple alternatives available to us for the purposes of raising capital to fund operations and enhancing shareholder value. On September 23, 1998, we entered into a Securities Purchase Agreement with two of our principal creditors, whereby, upon closing of the related transactions that have been approved by the shareholders, $6.6 million will be converted from debt to equity. The approved transactions:

     - eliminate PC Quote's obligation to pay $3.8 million in principal and accrued interest when due on December 31, 1998 and $3.1 million (principal and accrued interest) when due on April 30, 1999;

     - represent a permanent $6.6 million equity infusion increasing stockholders' equity from a negative $3.8 million at September 30, 1998 to a positive pro-forma $2.8 million (adjusted for interim interest); and

     - increase September 30, 1998 working capital (current assets minus current liabilities) by $6.6 million.

     We are continuing to explore additional alternatives to raise additional capital to fund operations and enhance shareholder value. Some of the alternatives that we have considered include a merger, a spin-off or sale of part of our business, a strategic relationship or joint venture with another technology or financial service firm or other financing to further fund our business. We may not be able to raise such additional capital on favorable terms, or at all. Any capital raised may be costly to PC Quote and/or dilutive to stockholders.

     If we are unable to raise any additional capital, we may be materially adversely affected and may not be able to continue as a going concern.

     WE CAN NOT GIVE ANY ASSURANCES REGARDING YEAR 2000 COMPLIANCE. We are in the process of testing our internal information technology systems to determine Year 2000 compliance, and are also in the process of surveying our suppliers and customers with whom we do a significant amount of business, to identify our potential exposure in the event such parties are not Year 2000 compliant in a timely manner.

     We believe that our information technology systems will be Year 2000 compliant, and we are not currently aware of any material impact on our business, operations or financial condition due to Year 2000 non-compliance by any of our suppliers or major customers. Although we are testing our information technology systems and surveying our suppliers and major customers, there is no assurance that our information technology systems, or those of our suppliers or major customers, will function correctly, if at all, after December 31, 1999. Any malfunction in our information technology systems, or those of our suppliers or major customers, could cause us to incur significant costs and have a material adverse effect on our business, financial condition and results of operations.

     OUR COMMON STOCK MAY BE DE-LISTED FROM THE AMERICAN STOCK EXCHANGE. Our common stock is currently listed with the American Stock Exchange. We currently do not meet the standards for continued listing, however, our common stock has not been de-listed from the American Stock Exchange. If our common stock is de-listed, trading, if any, would thereafter be conducted on an electronic bulletin board established for securities that do not meet listing requirements or in what is commonly referred to as the "pink sheets." As a result, you may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our common stock.

     TWO OF OUR PRINCIPAL STOCKHOLDERS MAY BE IN A POSITION TO CONTROL MATTERS REQUIRING STOCKHOLDER VOTE. As of the date of this prospectus, two of our principal stockholders, Physicians Insurance Company of Ohio and its affiliate PICO Holdings, Inc. (the "Principal Stockholders"), beneficially own approximately 50.5% of the outstanding shares of common stock (assuming the Principal Stockholders convert their convertible preferred shares and the warrant issued pursuant to the Securities Purchase Agreement, at the effective date of the transaction). As a result, the Principal Stockholders would be in a position to control the outcome of matters requiring a stockholder vote, including the election of directors. Such control could preclude any unsolicited acquisition of PC Quote and, consequently, adversely affect the market price of our common stock.

     OUR QUARTERLY OPERATING RESULTS ARE AFFECTED BY SEVERAL FACTORS. The following factors have affected and, in the future, will affect our quarterly operating results and may result in a material adverse effect on our business, financial condition and results of operations:

     - number, size and scope of services and software applications which we provide;

     - the contractual terms for the provision of such services and software applications;

     - any delays incurred in connection with an agreement to provide services and software applications;

     - the accuracy of estimates of resources required to support ongoing service offerings;

     -    and general economic conditions.

     OUR ABILITY TO PROVIDE SERVICES TO OUR CLIENTS IS DEPENDENT ON OUR ABILITY TO GATHER TICKER AND NEWS FEEDS FROM SECURITIES EXCHANGES AND OTHER SOURCES. We have agreements in place with certain exchanges and other sources which permit us to gather the information we need for our services. The termination, expiration or non-renewal of any of these agreements could inhibit our ability to provide high quality services to our clients and, accordingly, have a material adverse effect upon our business, financial condition and results of operations.

     WE RELY ON A SOFTWARE LICENSING AGREEMENT. A significant software application which is offered to subscribers for our financial data quotations and news services, PC Quote 6.0, is licensed by PC Quote from an unaffiliated third party pursuant to a Software Distributor Agreement dated December

4, 1995. The Distributor Agreement is for a three-year term but provides for automatic two-year renewals thereafter unless terminated pursuant to ninety days' notice prior to the renewal date. The termination, expiration or non-renewal of the Distributor Agreement could have a material adverse effect on our business, financial condition and results of operations.

     WE RELY HEAVILY ON EXECUTIVE OFFICERS AND KEY EMPLOYEES WHO DO NOT HAVE EMPLOYMENT CONTRACTS. Our success is highly dependent upon the efforts and abilities of our executive officers, particularly Mr. Jim Porter, the Chairman of the Board and Chief Executive Officer. Although certain of our executive officers and key employees have entered into agreements with us which contain, nondisclosure covenants, such agreements do not guarantee that these individuals will continue their employment with us. The loss of services of certain executive officers or key employees for any reason could have a material adverse effect upon our business, financial condition and results of operations.

     WE COMPETE WITH CORPORATIONS WHO HAVE GREATER FINANCIAL, TECHNICAL AND MONETARY RESOURCES THAN WE DO. Competition for the on-line provision of financial information through services and software applications similar to ours is intense. We believe our primary competitors include Bridge Information Systems, Bloomberg, the Comstock unit of Standard & Poors, the ILX unit of Thomson Corporation, Reuters, Quote.com and Data Broadcasting Corporation. Many of these competitors have significantly greater financial, technical and marketing resources and greater name recognition than we do. Such competition may impose additional pricing pressures on us. There can be no assurance that we will be able to compete successfully with our existing competitors or with any new competitors.

     OUR SUBSCRIPTION CONTRACTS FOR SERVICES AND SOFTWARE APPLICATIONS MAY SUBJECT US TO SUBSTANTIAL LIABILITIES. Many of our subscription contracts are for services and software applications which are critical to the operations of our customers' businesses. The failure or inability to deliver services and software to our customers' satisfaction could have a material adverse effect on such customers' operations and could consequently:

     -    subject us to litigation; and/or

     -    damage our reputation

These events could have a material adverse effect on our business, financial condition and results of operations.

     Substantially all of our subscription contracts are of relatively short duration. Although these contracts carry early termination penalties, the unexpected termination or non-renewal by a client of a significant contract could have a material adverse effect on our business, financial condition and results of operations.

     WE HAVE DERIVED A SIGNIFICANT PORTION OF OUR REVENUE FROM A LIMITED NUMBER OF LARGE CUSTOMERS. In 1995, 1996 and 1997, our largest customer accounted for approximately 29%, 20% and 4% of our revenue, respectively, and our ten largest clients accounted for approximately 43%, 39% and 14% of our revenue, respectively. The volume of services provided to specific customers varies from year to year. There can be no assurance that a large customer in one year will continue to use our services in a subsequent year. The loss of any large customer could have a material adverse effect on our business, financial condition and results of operations.

     OUR SUCCESS DEPENDS IN PART ON OUR ABILITY TO DEVELOP SOLUTIONS WHICH KEEP PACE WITH CONTINUING CHANGES IN INFORMATION PROCESSING TECHNOLOGY, EVOLVING INDUSTRY STANDARDS AND CHANGING CLIENT PREFERENCES. The information technology industry has experienced and is continuing to experience rapid technological advances and developments. While we are actively engaged in research and development activities to meet such client needs and preferences, there can be no assurance that we will be successful in addressing these developments on a timely basis or that, if addressed, that we will be successful in the marketplace. A delay or failure to address these developments could have a material adverse effect on our results of operations. In addition, there can be no assurance that technologies developed by others will not render our services noncompetitive or obsolete.

     WE HOLD NO PATENTS OR REGISTERED COPYRIGHTS AND HAVE NO PRESENT INTENTION OF REGISTERING ANY COPYRIGHTS OR FILING ANY PATENT APPLICATIONS. Software developed by PC Quote in connection with customer services typically is licensed for use by the customers. The following products are registered trademarks:
BasketMaker-Registered Trademark-, QuoteWare-Registered Trademark-, PriceWare-Registered Trademark- and QuoteBlaster-Registered Trademark-. The HyperFeed-TM- product is a servicemark of PC Quote.

     Although we believe that our services and software applications do not infringe upon the intellectual property rights of others and that we have all rights necessary to utilize the intellectual property employed in our business, PC Quote is subject to the risk of litigation alleging infringement of third-party intellectual property rights. We typically agree to indemnify our clients against such claims. Any such claims could require us to:

     -    spend significant sums in litigation;

     -    pay damages;

     -    develop non-infringing intellectual property; and/or

     - acquire licenses to the intellectual property which is the subject of asserted infringement.

     We rely upon a combination of nondisclosure and other contractual arrangements and trade secret, copyright and trademark laws to protect our rights, the rights of third parties from whom we license intellectual property and the proprietary rights of our clients. There can be no assurance, however that the steps we have taken will be adequate to deter misappropriation of proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights.

     WE DO NOT HAVE PATENT OR FEDERAL COPYRIGHT PROTECTION FOR OUR PROPRIETARY SOFTWARE PRODUCTS. Although applicable software is readily duplicated illegally by anyone having access to appropriate hardware, we attempt to protect our proprietary software through license agreements with customers and common law trade secret protection and non-disclosure contract provisions in our agreements with our employees. We use security measures, including a hardware key, which restricts access to our on-line services unless proper password identification from a PC Quote user is provided. As an additional safeguard, we provide only the object code on our diskette and retain the source code. There can be no assurance that such licensees will properly utilize our software applications and services. The failure by licensees to adhere strictly to our standards could subject us to litigation and harm our reputation thereby. These events could result in a material adverse effect on our business, financial condition and results of operations.

     OUR COMMON STOCK HAS BEEN THINLY TRADED. Our common stock has been thinly traded and may experience significant price and volume fluctuations which could adversely affect the market price of the common stock without regard to the operating performance of PC Quote.

     CERTAIN OF OUR ANTI-TAKEOVER PROVISIONS MAY NOT BE IN THE BEST INTERESTS OF OUR STOCKHOLDERS. Our Certificate of Incorporation and By-laws, the Delaware General Corporation Law and the Exchange Act contain certain provisions that could have the effect of discouraging or making more difficult the acquisition of PC Quote by means of a tender offer, a proxy contest or otherwise, even though such an acquisition might be economically beneficial to our stockholders. These provisions include:

     (i) only the Board of Directors or an authorized special committee thereof may call meetings of stockholders; and

     (ii) stockholders must comply with certain advance notice procedures to nominate candidates for election as directors of PC Quote and to submit proposals for consideration at stockholders' meetings.

     These provisions may make the removal of management more difficult, even in cases where such removal would be favorable to the interests of our stockholders.

     A SIGNIFICANT PORTION OF OUR REVENUE IS DEPENDENT ON FINANCIAL MARKETS. A significant portion of our revenue is derived from supplying financial data and quotations related to U.S. financial exchanges and markets. Any significant downturn or other negative development with respect to those exchanges and markets could adversely effect our revenue.

                                ABOUT THE COMPANY

                         GENERAL DEVELOPMENT OF BUSINESS

     PC Quote was incorporated in the State of Illinois on June 23, 1980 as On-Line Response, Inc. and was incorporated in Delaware on August 12, 1987. We provide real-time and delayed securities quotations and news to professional and consumer markets worldwide. Our professional clients include brokerage firms, banks, insurance companies, fund managers, institutional and professional traders. We have expanded our service offerings to the individual investor, application developers and businesses by offering our products through the Internet. Our "web site" offers non-fee delayed quotes to all visitors and real time subscription market data services to fee-based subscribers.

     We generate revenue from our securities quotations services, individual investor subscriptions, Internet business services, software and web site development services, OEM and redistributor services, and from advertising sold on our web site. We classify our data services into two categories: real-time satellite broadcast or dedicated landline for professional trading desktops and networks; and Internet services for individual investors, developers, corporations and financial institutions.

     Our executive offices are located in Chicago, Illinois. We also maintain sales offices in New York, Dallas and Chicago.

GENERAL

     PC Quote maintains a real-time database of last sale and bid/ask prices of more than 250,000 issues that contains the most comprehensive options data and has also been optimized for Level 2 NASDAQ market-maker quotes. The database includes all North American equities and options, major stock indices, Level 1 NASDAQ-quoted stocks, Level 2 NASDAQ market-maker quotes, mutual funds, money market funds, futures contracts and options on futures contracts. We create our database by gathering ticker and news feeds from stock, options and commodities exchanges and other sources and processing such information into a single data feed. Our primary processing plant is located in our executive offices in Chicago, Illinois.

     Our software applications, running on customer's computer, process the data stream to allow the user to monitor securities on an on-going real-time basis. They also create in the computer a complete database of trading symbols, continuously updated by the data stream. This database gives the user instant access to security prices. The same data stream is used to create an equivalent database on our computers, accessible to other customers via the Internet.

     The following is a description of the principal products and services that we market:

PRODUCTS AND SERVICES

HYPERFEED-TM-

     HyperFeed, the cornerstone of the services provided by PC Quote, is our digital real-time market data feed. It is broadcast at 1024 kilobytes per second and 112 kilobytes per second and contains all North American stock, options, and commodity exchange issues. HyperFeed also carries:

     -    Dynamic Nasdaq Level II market maker quotes;

     - Dow Jones Composite News Service (up to 90-day retrieval of nine wires "Broadtape", Professional Investor Report, Capital Markets Report, International News Wire, World Equities Report, European Corporate Report, Electronic Wall Street Journal, International Petroleum Reports, Federal Filings);

     -    Multiple levels of fundamental data;

     -    Fixed income pricing; and

     -    Other types of fixed and dynamic financial data.

     HyperFeed underlies all of our other products and services, which capitalize on HyperFeed to access, view and utilize data in a variety of ways. To produce and transmit HyperFeed, we use multiple redundant, high-speed data circuits to gather ticker and news feeds from securities exchanges and other sources. At our production center in Chicago, these feeds are directed into multiple redundant dynamic real-time databases from which HyperFeed is generated.

     HyperFeed is transmitted to customer sites either over a satellite communications network or by dedicated digital data circuits. At the customer site HyperFeed is received by a Quote Server, an industry standard PC, which creates and maintains databases of real-time news and fundamental information.

     The Quote Server can reside on a local area network, where the data it maintains is accessible to software applications running on workstations on a network, or it can function as a stand-alone unit, in which case its data is available to software applications running on the Quote Server itself. In both instances the software applications accessing the data may be supplied by us, by third parties, or by the customers themselves.

     Third party or customer supplied software utilize our high-performance application program interfaces (APIs) to access the Quote Server's data. In this way the Quote Server can supply data for virtually any purpose, including proprietary order execution systems, analytical modeling, internal risk management, order matching, or redistribution via on-line systems, the Internet, or wide area networks. Third party developers and customers using the APIs for their own development pay a monthly fee for the interfaces, in addition to monthly HyperFeed licensing fees and per-user or per-unit charges once the application is ready for distribution or redistribution.

     We also maintain Internet Quote Servers at our facility. These Quote Servers function just like any other Quote Servers, supporting applications developed by us, or by third parties or customers using Internet-enabled versions of our APIs. In this way we and our customers are able to benefit from the Internet's substantially lower costs for service, communications and startup, its ease of access, and its worldwide availability.

SOFTWARE APPLICATIONS AND SERVICES MARKETED BY REGISTRANT

     To complement the HyperFeed database, PC Quote has several high-end applications and programming tools which it licenses to HyperFeed subscribers.

     PC Quote 6.0 for Windows is a comprehensive suite of real-time professional trading tools. Running under Microsoft-TM- Windows-TM- 3.1 or Windows-TM- 95, or Windows NT-TM-, PC Quote 6.0 offers unlimited quote pages, charting, technical analysis, searchable news, time of sale and quote, Nasdaq Level II market maker screens, options analytical tools, dynamic data exchange into Microsoft-TM-Excel-TM- , tickers, alerts, baskets and more.

     PC Quote 6.0 can be fed by Quote Servers on the customer's local area network or through a connection to the Internet. Monthly fees for Internet service are lower than fees for local area network service; this makes PC Quote
6.0 more affordable around the world for individual investors and affords a wide range of options for the professional marketplace. The software application for PC Quote 6.0 is licensed from an unaffiliated third party pursuant to a Software Distributor Agreement.

     Quote Server with Quote Tools - custom applications using robust and easy-to-use APIs, the Quote Tools enable a customer to build anything from real-time trading desktop interfaces to Web Sites with portfolio management and the latest in Internet push technology. The Quote Server APIs are unique in that they give a complete suite of programming interfaces, from Visual Basic to CGI to C++ for all levels of programming in all environments.

     In 1995 we established an Internet web site, and MarketSmart, offering free delayed quotes and other information to all visitors. Commencing in 1996 and continuing to build thereafter, we generated revenue by selling advertising on our web site's free quote pages and MarketSmart, providing market information for other web sites, offering development tools for Internet-based applications, and forming strategic relationships with other major Internet players. Our expanded web site now offers, in addition to links to unlimited free delayed quote information, subscription fee real-time quote information, corporate profiles and press releases, information about our products and services and paths for learning about and signing up for subscription services available on the site.

     Our Internet Business Services provide custom and template web-site services and software development services--from basic tools to complete turnkey installations--to software vendors, financial institutions, corporations, and Internet content providers. All of our Internet services, including the web site, advertising, PC Quote 6.0 on the Internet, and Quote Tools, can be wholesaled, private labeled, cloned or customized to meet a customer's specific needs.

     PC Quote has become a quote service for the major office applications companies. In Microsoft Excel's 1997 version, Web Query technology features the ability to access data from PC Quote. In February 1997 Lotus development Corporation also featured PC Quote's data as the "in the box" feature for its SmartSuite application.

PATENTS, TRADEMARKS AND LICENSES

     We do not have patent or federal copyright protection for our proprietary software products. Although applicable software is readily duplicated illegally by anyone having access to appropriate hardware, we attempt to protect our proprietary software through license agreements with customers and common law trade secret protection and non-disclosure contract provisions in our agreements with our employees. We use security measures, including a hardware key, which restricts access to our on-line services unless proper password identification from a PC Quote user is provided. As an additional safeguard, we provide only the object code on our diskette and retain the source code.

     The following products are registered trademarks: BasketMaker-Registered Trademark-, QuoteWare-Registered Trademark-, PriceWare-Registered Trademark- and QuoteBlaster-Registered Trademark-. The HyperFeed-TM- product is a servicemark of PC Quote.

COMPETITION

     The market for the on-line provision of financial information such as equities, commodities, futures and options quotations and news through services and software applications similar to those PC Quote provides includes a large number of competitors and is subject to rapid change. We believe our primary competitors include Bridge Information Systems, Bloomberg, the Comstock unit of Standard & Poors, the ILX unit of Thomson Corporation, Reuters, Quote.com and Data Broadcasting Corporation. Many of these competitors have significantly greater financial, technical and marketing resources and greater name recognition than we do.

YEAR 2000 ISSUES

     Our products are delivered as either streaming data or application software. The streaming data originates from North American securities and commodities exchanges and other major market data providers. The data passes through telephone and satellite company distribution networks (hardware, firmware & software). Once received at our data center, the data is consolidated and processed through our "ticker plant". Our data processing incorporates incoming communication equipment (routers, switches and modems), NT based PC systems (single, dual and quad processing systems), and proprietary processing software coded in Microsoft C++ to the Microsoft NT operating system. The processed data is sent outbound through communication equipment and passed to terrestrial, Internet and satellite based distribution systems. The data is delivered to the end user from the third party carrier to either a modem or satellite receiver. The output of the end user modem or satellite receiver is fed, in turn, to a PC based communication card and finally to the application software at our customers' sites.

     PC Quote's Year 2000 program has been structured to address its internal computer systems and applications, equipment portfolio, and continuity of its network service operations. We are confirming the Year 2000 compliance status of our vendors, service providers and major customers. We believe we are taking the necessary steps regarding Year 2000 compliance with respect to matters within our control to provide that Year 2000 issues will not materially impact us. The unexpected inability of a major service provider (securities exchange, commodities exchange, telecommunications company, or Internet service provider) to continue to provide, or to deliver, existing services could cause a temporary disruption of service.

     We warrant our authored software marketed under the product name QuoteSockets to be Year 2000 compliant. Our other authored application software has been tested under Year 2000 conditions to include millennium date roll over. This will be further verified by the use of a commercially acknowledged and available testing program to determine the Year 2000 compliance of a full "end to end" Hyperfeed product. We are compiling Year 2000 compliance statements from third party software, hardware and firmware manufactures, securities and commodities exchanges, and other market data providers and are testing internal packaged software systems, all hardware equipment, and network systems. Our customers provide their own hardware. We have commenced discussions with major customers to ascertain their Year 2000 state-of-readiness.

     We estimate the costs of the Industry recognized tools to perform the Year 2000 scenario testing to be approximately $10,000. Additional costs include our allocation of personnel resources to the Year 2000 project for purposes of testing ancillary systems and, if necessary, reprogramming or replacing or upgrading equipment and software.

     We believe that our products will be Year 2000 compliant prior to January 1, 2000. However, at the present time, we can not give any assurances that our suppliers or customers systems will be Year 2000 compliant. In the event that we experience an interruption of service, or a portion thereof, as a result of our suppliers of market data (principally securities and commodities exchanges) failing to successfully address their own Year 2000 issues, we believe we have protection from any action brought against us for such disruption in that, within our standard license agreement with our customers, we are only obligated to provide data that we receive from the exchanges and other market data providers.

SEASONALITY

     We have not experienced any material seasonal fluctuations in our business. Barring any prolonged period of investor inactivity in trading securities, we do not believe that seasonality is material to our business activities.

RESEARCH AND DEVELOPMENT

     Our systems development personnel expend their time and effort developing new software programs and high-speed data delivery systems and expanding or enhancing existing ones. Development efforts focus on providing a solution to the informational and analytical needs of both the professional and private investors. Development activity has increased with the implementation of high-level design and prototyping tools. Our continuing investment in software development consists primarily of enhancements to our existing Windows-based private network and Internet products and services, development of new data analysis software and programmer tools (application programming interfaces) designed to afford easy access to our datafeed for data retrieval and analysis purposes, and application of new technology to increase the data volume and delivery speed of our distribution system and network.

ENVIRONMENT

     Compliance with federal, state, and local provisions with respect to the environment has not had a material adverse effect on our capital expenditures, earnings, or competitive position.

EMPLOYEES

     As of October 31, 1998, we employed 136 people, none of whom are represented by a collective bargaining unit. We believe we have a satisfactory relationship with our employees. From time to time we retain the services of outside consultants on an hourly basis.

GOVERNMENT CONTRACTS

     We have no material contracts with the Government.

BACKLOGS

     Due to the nature of the business, backlogs are not a typical occurrence in the industry.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate" into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until we terminate the offering of these shares.

     The following documents of PC Quote which have been filed with the SEC are hereby incorporated by reference in this prospectus:

        SEC Filing                        Period / Filing Date
        ----------                        --------------------
Annual Report on Form 10-K              Year ended December 31, 1997,
                                         as amended on April 30, 1998

Quarterly Reports on Form 10-Q          Quarter ended March 31, 1998
                                        Quarter ended June 30, 1998
                                        Quarter ended September 30,1998

Current Report on Form 8-K              Filed October 6, 1998

Registration Statement on Form S-2      Filed October 31, 1997 stock
describing the common


      You may request a copy of these documents, at no cost, by writing to:

                    PC Quote, Inc.
                    300 South Wacker Drive, Suite 300
                    Chicago, Illinois  60606
                    Attention:       John E. Juska
                    Telephone:       (312) 913-2800.


                           FORWARD-LOOKING INFORMATION

Statements made in this prospectus or in the documents incorporated by reference herein that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. A number of risks and uncertainties, including those discussed under the caption "Risk Factors" above and the documents incorporated by reference herein could affect such forward-looking statements and could cause actual results to differ materially from the statements made.

                                 USE OF PROCEEDS

     The common stock offered hereby is being sold by the selling shareholders for their own account. We will not receive any of the proceeds from the sale of such common stock. We have agreed to pay the expenses of registration of the common stock, including a certain amount of legal and accounting fees. See "Plan of Distribution."


                           PRICE RANGE OF COMMON STOCK

     Our shares of common stock are traded on the American Stock Exchange under the symbol "PQT." The following tables show for 1998, 1997 and 1996 the high and low closing prices of our common stock for the periods indicated, as reported by the American Stock Exchange.

1998 QUARTERLY INFORMATION                               HIGH          LOW
--------------------------                               ----          ---
First                                                    1-1/8        11/16
Second                                                  4-3/16         3/4
Third                                                    2-7/8        15/16
Fourth (through December 18, 1998)                         2            1

1997 QUARTERLY INFORMATION                               HIGH          LOW
--------------------------                               ----          ---
First                                                   3-7/16       2-5/16
Second                                                  2-7/16        1-1/8
Third                                                   2-7/16       1-9/16
Fourth                                                  2-3/16        15/16

1996 QUARTERLY INFORMATION
First                                                    15-1/8       8-3/4
Second                                                   13-3/8       7-1/8
Third                                                   7-11/16      3-15/16
Fourth                                                   5-5/16       2-3/8


     The closing market price for our common stock as reported by the American Stock Exchange on December 18, 1998 was $1.6875.

     As of September 30, 1998, we had 439 stockholders of record.

                                 DIVIDEND POLICY

     We have not paid dividends on our common stock or preferred stock and we do not presently anticipate making any such payments in the near future. Dividends on our common stock, if and when declared, would only be payable after all accumulated dividends on our outstanding preferred stock have been paid.

                              SELLING SHAREHOLDERS

     The following table sets forth the number of shares owned by Wildman, Harrold, Allen & Dixon, legal counsel to PC Quote, and High Ridge Partners. No estimate can be given as to the amount of shares that will be held by such selling shareholders after completion of this offering because they may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling shareholders named below.


     Name and Address of          Number of Shares Owned    Number of Shares
     Selling Shareholder          Prior to the Offering   Registered for Sale(1)
     -------------------          ---------------------   ----------------------

Wildman, Harrold, Allen & Dixon          100,000                 100,000
225 W. Wacker Drive, Suite 3000
Chicago, Illinois  60610

High Ridge Partners                       18,000                  18,000
140 S. Dearborn St., Suite 320
Chicago, Illinois  60603
                                         -------                 -------
Totals                                   118,000                 118,000


(1) This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock divided, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of PC Quote's outstanding shares of common stock.

                              PLAN OF DISTRIBUTION

          Wildman, Harrold, Allen & Dixon and High Ridge Partners have indicated they are acting independently from us in determining the manner and extent of sales of the shares of our common stock.

     Although all of the shares are being registered for public sale, the sale of any or all of such shares by the selling shareholders may depend on the sale price of such shares and market conditions generally prevailing at the time. The selling shareholders reserve the right to reject any order in whole or in part.

     The selling shareholders may sell the shares being offered hereby in one or more transactions (which may include block transactions) effected from time to time on the American Stock Exchange, in special offerings, in the over-the-counter market, in negotiated transactions, or through a combination of such methods of sale, in each case at market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices. The shares of our common stock may be sold by one or more of the following methods:

     - a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     - an exchange distribution and/or a security distribution in accordance with the rules of the American Stock Exchange;

     -    directly to purchasers; and/or

     - in ordinary brokerage transactions and transactions in which the broker solicits purchasers.

     In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate.

     Some or all of the shares offered hereunder also may be sold to or through an underwriter or underwriters. Any shares sold in that manner will be acquired by such underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such shares may be offered to the public through underwriting syndicates represented by one or more managing underwriters or may be offered to the public directly by one or more underwriters. Any initial public offering price and any discounts or concessions allowed or disallowed or paid to dealers may be changed from time to time.

     If any of the common stock offered hereby is sold through underwriters, brokers or dealers, the selling shareholders may pay customary underwriting discounts and brokerage commissions and charges. The selling shareholders and any underwriters, brokers or dealers or other persons who participate with them in the distribution of the shares offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, although the selling shareholders disclaim such status. Any commissions and discounts received by such underwriters, brokers or dealers, and any profit on the resale of the stock by such underwriters, brokers or dealers, may be deemed to be underwriting discounts and commissions under the Securities Act. Neither the delivery of this prospectus, or any prospectus supplement, nor any other action taken by PC Quote, the selling shareholders or any purchaser in connection with the purchase or sale of shares offered hereby shall be deemed or treated as an admission that any of them is an underwriter within the meaning of the Securities Act in the connection with the sales of any shares.

     The selling shareholders have agreed to indemnify and hold harmless PC Quote and its officers and directors, with respect to any untrue statement in, or omission from, this prospectus or the registration statement of which it is a part, including amendments and supplements, if such statement or omission was made in reliance upon information furnished to PC Quote by such selling shareholder for use in the preparation of this prospectus or registration statement.

     We will not pay selling or other expenses incurred in the offering, including the discounts and commissions of broker-dealers. We have agreed to indemnify the selling shareholders against certain civil liabilities, including liabilities under the Securities Act, in connection with the shares offered hereby.

     The shares of common stock being offered hereby may also be sold by the selling shareholders pursuant to Rule 144 promulgated under the Securities Act.


                                     EXPERTS

     The financial statements and schedule of PC Quote included in its Annual Report on Form 10-K, for the year ended December 31, 1997, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by KPMG Peat Marwick LLP, independent public accountants, as indicated in their reports with respect thereto. Such financial statements and schedule are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1997, financial statements contains an explanatory paragraph that states that PC Quote has experienced significant operating losses, which have adversely affected its current results of operations and liquidity. These conditions raise substantial doubt about PC Quote's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     The financial statements and schedule of PC Quote as of December 31, 1996, and for each of the two years for the period then ended, included in PC Quote's Annual Report on Form 10-K, for the year ended December 31, 1997, incorporated by reference in this prospectus and elsewhere in the Registration Statement, have been audited by McGladrey and Pullen, LLP, independent public accountants, as indicated in their reports with respect thereto. Such financial statements and schedule are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing. The report of McGladrey and Pullen, LLP contains an explanatory paragraph that states that PC

Quote has experienced significant operating losses, which have adversely affected its current results of operations and liquidity. These conditions raise substantial doubt about PC Quote's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                  LEGAL MATTERS

     The validity of the shares offered hereby has been passed upon for PC Quote by Wildman, Harrold, Allen & Dixon, 225 West Wacker Drive, Suite 2800, Chicago, Illinois 60606-1229. Such firm is a selling shareholder of up to 100,000 shares of common stock pursuant to this prospectus.

     No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by PC Quote, any selling shareholder or any other person. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful. Neither the delivery of this prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of PC Quote or that the information contained herein is correct as of any time subsequent to the date hereof.

TABLE OF CONTENTS


                                                                            Page
Where You Can Find More Information......................................     4
Risk Factors.............................................................     5
About the Company........................................................    10
Documents Incorporated by Reference......................................    15
Forward-Looking Information..............................................    15
Use of Proceeds..........................................................    16
Price Range of Common Stock..............................................    16
Dividend Policy..........................................................    17
Selling Shareholders.....................................................    17
Plan of Distribution.....................................................    17
Experts..................................................................    19
Legal Matters............................................................    20


                                 PC QUOTE, INC.

                 118,000 SHARES OF COMMON STOCK, $.001 PAR VALUE

                                  -------------

                                   PROSPECTUS

                                  -------------







                                December __, 1998

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

          SEC Registration Fee...................        $       59
          Accounting Fees and Expense............        $    6,000
          Legal Fees and Expenses................        $    1,000
          Miscellaneous..........................        $    1,000
                                                         ----------
          Total..................................        $    8,059


     All fees and expenses other than the SEC registration fee are estimated. The expenses listed above will be paid by PC Quote.

Item 15.  Indemnification of Officers and Directors

     Section 145(a) of the General Corporation Law of Delaware (the "DGCL") empowers a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

     Subsection 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, and that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled. It empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     PC Quote certification of incorporation provides that to the fullest extent permitted by Delaware law, it shall indemnify and advance indemnification expenses to all of its directors and officers. In addition, the certificate incorporation provides that to the fullest extent permitted by Delaware law, a director shall not be liable to PC Quote or its stockholders for breach of fiduciary duty as a director.

     PC Quote has entered into indemnification agreements with each director providing for indemnification to the fullest extent permitted by Delaware law.

Item 16.  List of Exhibits


        5 Opinion of Wildman, Harrold, Allen & Dixon regarding legality of the Shares

        23.1    Consent of KPMG Peat Marwick LLP

        23.2    Consent of McGladrey & Pullen, LLP

        23.3    Consent of Wildman, Harrold, Allen & Dixon (included in
                Exhibit 5)

        24      Power of Attorney

Item 17.  Undertakings

     (a) The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change to such information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in the information set forth in the registration statement;

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of PC Quote in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, PC Quote will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, PC Quote has duly caused this Pre-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Chicago, Illinois on December 21, 1998.

                                 PC QUOTE, INC.

                                 By /s/ JIM R. PORTER
                                    --------------------
                                    Jim R. Porter
                                    CHAIRMAN OF THE BOARD AND
                                    CHIEF EXECUTIVE OFFICER

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 21, 1998.

         Signature                                        Title
         ---------                                        -----
By: /s/ JIM R. PORTER                             Chairman of the Board and
    -------------------------                      Chief Executive Officer
        Jim R. Porter

By: /s/ JOHN E. JUSKA                             Chief Financial Officer
    -------------------------
        John E. Juska

By:              *                                Director
    -------------------------
        John R. Hart

By:              *                                Director
    -------------------------
        Timothy K. Krauskopf

By:              *                                Director
    -------------------------
        Ronald Langley

By:                                               Director
    -------------------------
        Louis J. Morgan

*By: /s/ JOHN E. JUSKA                            Chief Financial Officer
    -------------------------
        John E. Juska
        Attorney-in-fact


                                  EXHIBIT INDEX

Exhibit
No.       Description
5         Opinion of Wildman, Harrold, Allen & Dixon

23.1      Consent of KPMG Peat Marwick LLP

23.2      Consent of McGladrey & Pullen, LLP

23.3      Consent of Wildman, Harrold, Allen & Dixon
          (included in Exhibit 5)
